EXHIBIT 99.1

Press Release

A.            FOR IMMEDIATE RELEASE

January 6, 2005    6:00 AM

B.            WHEELING ISLAND CLOSES JANUARY 6 & 7

Wheeling Island Racetrack and Gaming Center will close this morning at 7 AM to continue the process of prepare for the flooding of the Ohio river at Wheeling West Virginia.  The racetrack and Gaming Center will be closed all day Thursday and most likely all day Friday.

Geoff Andres Wheeling Island’s President and General Manager stated, “ With the river predicted to crest at 42.7 feet early on Friday. In the interest of the safety and security of all our guests and employees we have decided to close.” Andres continued, “we have a lot of work to do to protect the assets of the company and we will be working all day moving equipment up and communicating to guests and employees”

Telephone hot lines have been developed and are active now:

Guests Hot Line   231-1877, 231-1878

II.            Employees Hot Line 231-1847, 231-1848

Employees are needed to report to work today Thursday, if they family and personal situations permit.

All bus operations; hotel and food reservations will be cancelled for the next two days. All guests are asked to call the hotlines or access the Wheeling Island website @ www.wheelingisland.com for more information.

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia.  It is the largest operation of DNC Gaming and Entertainment, a wholly owned subsidiary of Delaware North Companies, Inc.

Delaware North Companies, Inc. is one of the world’s leading hospitality and food service providers.  Its family of companies includes Delaware North Companies Gaming & Entertainment, Delaware North Companies Parks & Resorts, CA One Services, Sportservice, Delaware North Companies International, the FleetCenter, and the newly acquired Delta Queen Steamboat Company.  Delaware North is one of the largest privately held companies in the United States with more than $1.6 billion in annual revenue and 30,000 associates serving millions of customers in the United States, Canada and the Pacific Rim.

Contact: Jim Rafferty, Vice President of Marketing

Phone: 304-231-1837

jrafferty@dncinc.com